Exhibit 99.1

Chico’s FAS, Inc. • 11215 Metro Parkway • Fort Myers, Florida 33966 • (239) 277-6200

Chico’s FAS, Inc. Declares Cash Dividend of $0.0525 Per Share

Fort Myers, FL – June 25, 2012 – Chico’s FAS, Inc. (NYSE: CHS) today announced that its Board of Directors declared a quarterly cash dividend of $0.0525 per share of its common stock, a 5% increase over the dividend rate from September 2011. The dividend is payable on September 24, 2012 to Chico’s FAS shareholders of record at the close of business on September 10, 2012.

ABOUT CHICO’S FAS, INC.

The Company, through its brands – Chico’s, White House | Black Market, Soma Intimates, and Boston Proper, is a women’s specialty retailer of private branded, sophisticated, casual-to-dressy clothing, intimates, complementary accessories, and other non-clothing items.

The Chico’s brand offers women a combination of great style, one-of-a-kind details and warm personal service. Chico’s currently operates 607 boutiques and 89 outlets throughout the U.S., publishes a monthly catalog and offers round-the-clock shopping at www.chicos.com.

White House | Black Market strives to make women feel beautiful with apparel and accessories in the honest simplicity of black and white and the individuality of styles built from it. White House | Black Market currently operates 382 boutiques and 36 outlets, publishes a catalog highlighting its latest fashions and connects with customers at www.whbm.com.

Soma Intimates offers beautiful and sensual lingerie, loungewear and beauty. Soma Intimates currently operates 178 boutiques and 15 outlets, publishes a catalog coinciding with key shopping periods and sells direct-to-consumer at www.soma.com.

Boston Proper is a leading direct-to-consumer retailer of women’s high-end apparel and accessories. Boston Proper provides unique, distinctive fashion designed for today’s independent, confident and active woman. The merchandise focus is about creating a daring, modern style with a sensual feel and is available exclusively through the Boston Proper catalog and website, www.bostonproper.com.

For more detailed information on Chico’s FAS, Inc., please visit www.chicosfas.com.

Executive Contact:

Todd Vogensen

Vice President-Investor Relations

Chico’s FAS, Inc.

(239) 346-4199